News Release
For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qrcp.net

Quest Announces Loan Amendment and Additional Commitment, Asset Sale, and Engagement of New Auditor

OKLAHOMA CITY – October 30, 2008 – Quest Resource Corporation (NASDAQ: QRCP) ("QRCP") today provided the following update on its loan agreements, asset sales, and auditor engagement:

Amendment to Loan Agreement and Additional Commitment

On October 24, 2008, QRCP entered an agreement with its lender to amend its $33.5 million term loan with a maturity of July 11, 2010. Among other terms of the amendment, the lender agreed to waive any potential non-compliance in prior periods that was a direct or indirect consequence of the questionable transfer of approximately $10 million of funds from the Quest entities to an entity controlled by QRCP’s former chief executive officer. In addition, the lender agreed to an additional term loan commitment of $6 million with a maturity of November 30, 2008. QRCP has drawn $2 million of the additional term loan commitment to fund capital expenditures and working capital.

Quest paid a 25 basis point amendment fee on the outstanding balance of the existing term loan and a 50 basis point commitment fee on the additional term loan. The ability to borrow the remaining $4 million is subject to certain additional conditions, including entering into amendments to the credit agreements for Quest Energy Partners, L.P. (NASDAQ: QELP) and Quest Midstream Partners, L.P. Also under the terms of the amendment, the interest rate for the term loan was increased to a variable level that was recently set at 13.5% while the variable rate for the additional term loan commitment is currently 14.35%. The full amendment to the loan agreement was filed with the Securities and Exchange Commission on October 30, 2008.

Asset Sale

QRCP also announced the sale of approximately 22,600 net undeveloped acres and one well located primarily in Somerset County, Pennsylvania to a private party for approximately $6.8 million, subject to adjustment during a limited post-closing title review period. QRCP previously invested approximately $2.8 million to acquire the acreage and drill the well. Net proceeds from the sale will be used to repay the $2 million drawn on the additional term loan commitment and to accelerate required quarterly principal payments on the $33.5 million term loan. Tudor, Pickering, Holt & Co. Securities, Inc. acted as QRCP’s advisor for the asset sale.

QRCP continues to pursue various options in order to generate additional funds for debt repayment, working capital, and new well development. No assurance can be given that QRCP will be successful in closing any additional transactions or that those transactions will generate sufficient net proceeds to fund QRCP’s planned expenditures.

Engagement of New Auditor

Quest announced that it has engaged the independent registered public accounting firm of UHY LLP (“UHY”) to perform the audit for the fiscal year ended December 31, 2008. In conjunction with the audit, UHY will also perform reviews of QRCP’s unaudited quarterly financial information for the quarters ended September 30, 2008 and December 31, 2008, respectively.

As previously announced, on September 25, 2008, QRCP’s former independent auditor informed the company it would resign effective upon the earlier of the date of the filing of QRCP’s Form 10-Q for the period ended September 30, 2008, or November 10, 2008. In connection with the former auditor’s review of QRCP’s financial statements as of and for the period ended June 30, 2008, which were included in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission, there were no disagreements between QRCP and the former auditor on any matter of accounting principles or practices, financial statement disclosure, or engagement scope or procedure, which disagreements, if not resolved to the former auditor’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

Management Comment

David Lawler, president of QRCP said, “We believe our loan amendment and asset sale have helped address our immediate liquidity needs. We plan to complete additional transactions in the near-term, which may include additional asset sales, joint ventures, or farm-outs, that will further improve our working capital position and provide funding for our development plans in the Marcellus Shale play. I would like to publicly thank our employees for their continued hard work and dedication to our organization.”

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 107,000 net acres in the Appalachian Basin of the northeastern United States, including approximately 100,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net, the Quest Energy Partners website at www.qelp.net, and the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of Quest’s ongoing internal investigation into the questionable transfers by Quest’s former CEO mentioned in this press release, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest Resource Corporation's filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest Resource Corporation’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.